Exhibit 1.4

AMENDED AND RESTATED LINE OF CREDIT AGREEMENT

This Amended and Restated Line of Credit Agreement (this “Agreement”), dated as of August  , 2009, is made by and between BZINFIN, S.A., a British Virgin Islands company (“Lender”), and ENER1, INC., a Florida corporation (“Borrower”) and Ener1 Group, Inc. the assignor.

A. Ener1 Group, Inc., a Florida corporation (“Group”), and the Borrower were party to a $30,000,000 Line of Credit Agreement, dated as of December 29, 2009 (the “Original Agreement”).

B. The Lender advanced $1,500,000 to the Borrower on May 26, 2009 (the “May 26 Advance”), such advance was made prior to the assignment of the Original Agreement by Group to the Lender, and the Lender and Borrower now desire to treat such advance as a loan made under this Agreement.

C. The Borrower and Lender desire to extend the maturity date and provide the Lender the right to convert the loans made hereunder into Borrower’s common stock.

D. In furtherance of the foregoing, the Borrower and the Lender desire to amend the Original Agreement and in connection therewith have agreed to amend and restate the Original Agreement.

In consideration of the mutual covenants and agreements contained herein, the parties agree that the Original Agreement is hereby amended and restated in its entirety to read as follows:

1. LINE OF CREDIT. The Lender hereby agrees to establish a line of credit (the “Credit Line”) for the Borrower in the aggregate principal amount of Thirty Million United States Dollars (US$30,000,000) (the “Credit Limit”), subject to adjustment as set forth in this Agreement.

2. CREDIT LINE DOCUMENTATION. All sums advanced pursuant to the Credit Line (each, an “Advance”) shall be documented by the Lender in Schedule I to this Agreement.

3. ADVANCES. The Borrower may request an Advance at any time during the Draw Period (defined below) in minimum increments of Five Hundred Thousand United States Dollars (US$500,000) (or the remaining balance of the Credit Line, if less); provided, however, in no event shall the Borrower be entitled to receive Advances that, in the aggregate, when added to the amount of all previous Advances then outstanding, exceed the Credit Limit. The Borrower shall make requests for Advances by delivering to the Lender a written notice specifying the amount of the requested Advance (a “Draw Notice”). On or before the fifth (5th) Business Day following the receipt by the Lender of a Draw Notice, the Lender shall issue instructions for the delivery, by wire transfer to an account specified by the Borrower in such Draw Notice, of the amount of the Advance set forth in such notice. The Lender may refuse to make a requested Advance if (a) such Advance would exceed the Credit Limit as described above, or (b) an Event of Default has occurred and is continuing. The Borrower may not submit a Draw Notice to the Lender more than once during any period of fourteen (14) consecutive calendar days.

4. INTEREST. All funds advanced pursuant to this Agreement shall bear simple interest from the date on which each Advance is made until it is paid in full at a rate of eight percent (8%) per year, such year to consist, for the purpose of calculating such interest, of 360 days. Upon an Event of Default (defined below) hereunder the rate of interest shall be increased to the lesser of fifteen percent (15%) per annum or the highest rate permitted by applicable law.

5. REPAYMENT. The entire outstanding principal of, and all unpaid interest accrued on, the Credit Line is referred to herein as the “Repayment Amount”. The Repayment Amount, and the rights and obligations of the Borrower and the Lender with respect thereto, is bifurcated into two portions: (1) the first $8 million of principal borrowed by the Borrower under this Agreement plus the interest accrued thereon (referred to herein as the “First $8 Million Loan Repayment Amount”), and (2) all amounts of principal borrowed by the Borrower under this Agreement in addition to (but not including) the First $8 Million Loan Repayment Amount plus the interest accrued thereon (referred to herein as the “Additional Loan Repayment Amount”).

(i) Repayment Date. The Borrower shall repay all of the unpaid and outstanding balance of both the First $8 Million Loan Repayment Amount (if any) and the Additional Loan Repayment Amount (if any) by 5 p.m., New York City time, on

July 1, 2010 (the “Repayment Date”).

(ii) Conversion of First $8 Million Loan Repayment Amount. The Lender will have the right to convert all or any portion of the First $8 Million Loan Repayment Amount that is outstanding at the time of conversion into shares of Ener1 Stock at a conversion price of $5.00 per share (as adjusted for stock splits, reverse stock splits, and similar events).

(iii) Conversion of Additional Loan Repayment Amount. The Lender will have the right to convert all or any portion of the Additional Loan Repayment Amount that is outstanding at the time of conversion into shares of Ener1 Stock at a conversion price equal to $6.00 per share (as adjusted for stock splits, reverse stock splits, and similar events).

(iv) Conversion Mechanics. In order to exercise its conversion right under subparagraphs (ii) or (iii), the Lender shall notify the Borrower (1) whether it is converting the First $8 Million Loan Repayment Amount and/or the Additional Loan Repayment Amount, and (2) the amount of such Repayment Amount that it is converting. A conversion shall be deemed to have occurred at the time the applicable conversion notice comporting with this subparagraph (v) is deemed delivered in accordance with Section 14. Notwithstanding the foregoing, any portion of the Repayment Amount that is not capable of being converted into Ener1 Stock hereunder shall be paid in cash.

(v) Extension Warrants. As consideration for extending the repayment date of the Repayment Amount, the Borrower will, contemporaneously with the execution and delivery of this Agreement, issue to the Lender three-year warrants to purchase from the Borrower an aggregate of One Hundred Twenty-Five Thousand (125,000) shares of Ener1 Stock at an exercise price equal to US$8.25 per share (subject to adjustment for stock splits, stock dividends and similar events as more particularly set forth in such warrants).

(vi) Application of Payments; Prepayments. All payments (or deemed payments in the case of a conversion) received hereunder shall be applied, first, to any costs or expenses incurred by the Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second, to accrued interest; and third, to principal. The Borrower may prepay its indebtedness hereunder at any time without penalty, in which case the Lender shall record the amount of each such prepayment by appropriately annotating Schedule I to this Agreement.

6. USE OF FUNDS. The Borrower will use the funds it receives pursuant to each Advance exclusively to fund expenses (including capital expenditures) incurred in connection with its operations and those of its subsidiaries.

7. OTHER OBLIGATIONS OF THE BORROWER. The Borrower shall be obligated to the Lender as follows until the Borrower has performed all of its obligations to the Lender under this Agreement:

(i) To provide the Lender with a written notification of any Event of Default immediately upon learning of it;

(ii) To not incur any bank or similar debt financing without the Lender’s prior consent;

(iii) To not create, incur, assume or suffer to exist any lien on any of its assets, whether now owned or hereafter acquired, except the security interest in favor of the Lender or any of its affiliates and except purchase money liens and liens granted to equipment lessors and lenders in connection with equipment leases and financing; and

(iv) To timely inform the Lender of any circumstances that may cause any substantial increase in the obligations of the Borrower.

8. REPRESENTATIONS AND WARRANTIES. In order to induce the Lender to enter into this Agreement and to make Advances on the terms specified herein, the Borrower represents and warrants to the Lender as follows:

(i) The Borrower is duly organized, validly existing, and in good standing under the laws of the State of Florida, with the power to own its assets and to transact business in Florida and New York and in such other states where its business is presently conducted.

(ii) The Borrower has the authority and power to execute and deliver this Agreement and to perform any condition or obligation imposed under the terms hereof or thereof. All necessary corporate action on the part of Borrower to authorize the execution, delivery and performance of this Agreement has been taken and received. No consent of any third party is required to the execution, delivery and performance by Borrower of its obligations under this Agreement.

(iii) The execution, delivery and performance of this Agreement by the Borrower will not violate any provision of any applicable law, regulation, order, judgment, decree, charter document, indenture, contract, agreement, or other undertaking to which the Borrower is a party, or which is binding on the Borrower or its assets, and will not result in the creation or imposition of a lien on any of its assets.

9. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(i) Voluntary Bankruptcy or Insolvency Proceedings. The Borrower shall (a) apply for or consent to the appointment of a receiver, trustee, liquidator, or custodian of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts generally as they mature, (c) make a general assignment for the benefit of any of its creditors, (d) be dissolved or liquidated in full or in part, (e) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (f) take any action for the purpose of effecting any of the foregoing.

(ii) Involuntary Bankruptcy or Insolvency Proceedings. The Borrower seeks the appointment of a receiver, trustee, liquidator, or custodian of the Borrower or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to the Borrower or the debts thereof under any bankruptcy, insolvency, or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

(iii) Failure to Pay Loan Amount when Due. The Borrower fails to pay (x) the entire outstanding First $8 Million Loan Repayment Amount or (y) the entire outstanding Additional Loan Repayment Amount; in either case, by the Repayment Date.

(iv) Breach of Reps and Warranties. Any representation, warranty or statement made or deemed to be made by the Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant to or in connection herewith proves to have been incorrect or misleading in any material respect when made or deemed made and such defect may be, in the reasonable opinion of the Lender, prejudicial to the interests of the Lender.

(v) Cross Defaults. The Borrower or any of its subsidiaries (other than Enertech International, Inc.) fails to pay when due any bank indebtedness exceeding Five Hundred Thousand US Dollars ($500,000), and such indebtedness becomes accelerated.

(vi) Breach of Agreement. The Borrower fails to perform or breaches any other provision of this Agreement, and such failure to perform or other breach remains uncured ten (10) days after Lender sends notice to Borrower.

If an Event of Default occurs, the Lender may demand immediate repayment of all amounts due under this Agreement, in addition to any other remedies at law or equity.

10. COMMITMENT FEE. As a commitment fee for providing the Credit Line (the “Commitment Fee”), the Borrower originally issued to Group, and Group assigned to the Lender, two-year warrants dated December 29, 2008, to purchase from the Borrower an aggregate of One Million Two Hundred and Fifty Thousand (1,250,000) shares of Ener1 Stock at an exercise price equal to US$8.25 per share (subject to adjustment for stock splits, stock dividends and similar events as more particularly set forth in such warrants).

11. ADVANCE FEE. In addition to the Commitment Fee, each time that the Lender makes an Advance to the Borrower, the Borrower will issue to the Lender, within five (5) Business Days from the date such Advance is made, two-year warrants to purchase a number of shares of Ener1 Stock equal to (A) the aggregate dollar amount of such Advance divided by (B) Twenty United States Dollars (US$20.00) (subject to adjustment for stock splits, stock dividends and similar events) at an exercise price equal to US$8.25 per share (subject to adjustment for stock splits, stock dividends and similar events as more particularly set forth in such warrants). As advance fees for advances made under the Original Agreement, the Borrower issued to Group, and Group assigned to the Lender, warrants to purchase from the Borrower an aggregate of Five Hundred Twelve Thousand Five Hundred (512,500) shares of Ener1 Stock at an exercise price equal to US $8.25 per share (subject to adjustment for stock splits, stock dividends and similar events as more particularly set forth in such warrants). As an advance fee for the May 26 Advance, the Borrower shall, contemporaneously with the execution of this Agreement, issue to the Lender two-year warrants to purchase from the Borrower an aggregate of Seventy-Five Thousand (75,000) shares of Ener1 Stock at an exercise price equal to US $8.25 per share (subject to adjustment for stock splits, stock dividends and similar events as more particularly set forth in such warrants)

12. CERTAIN DEFINITIONS. For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange or commercial banks in the city of New York are permitted or required by law to close; and “Draw Period” means the period beginning on the date of this Agreement and ending at 5:00 p.m., Eastern Time, on the Repayment Date.

13. GOVERNING LAW AND DISPUTE SETTLEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

14. NOTICES. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day and (ii) on the next Business Day after timely delivery to a reputable overnight courier, to the parties at the following addresses:

(a) If to the Borrower, to: (c) Assignor:

Ener1, Inc. Ener1 Group, Inc. 1540 Broadway, Suite 25C 1540 Broadway, Suite 25C

New York, NY 10036 Attention: Gerard Herlihy Fax: 212-920-3510	New York, NY 10036 Attention: Charles Gassenheimer Fax: 212-920-3510

(b)	If to the Lender, to:

BZINFIN, S.A.
Pasea Estate, Road Town
Tortola, British Virgin Islands

c/o BUDIN & PARTNERS
20, rue Senebier
1211 Geneva 12
Switzerland
Attn. Patrick Bittel
Telephone: +41-22-818-08-08/
Fax : +41-22-818-08-18

or to such other person or address as either party shall furnish by notice to the other party in writing.

15. ATTORNEYS’ FEES. In the event of a dispute between the parties, the prevailing party shall be entitled to all reasonable attorneys’ fees and costs incurred in connection with any trial, arbitration, or other proceeding as well as all other relief granted in any suit or other proceeding.

16. REMEDIES AND WAIVERS. No failure by the Lender to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

17. U.S. DOLLAR DENOMINATED. Except where specifically provided otherwise, all transactions herein shall be in U.S. Dollars.

18. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, understandings, and arrangements relating to the subject matter hereof. No amendment, modification or other change to, or waiver of any provision of, this Agreement may be made unless such amendment, modification or change is set forth in writing and is signed by each of the parties hereto.

19. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission.

20. ASSIGNMENT. The Lender may transfer all or part of its rights and obligations hereunder without any prior notice to the Borrower. Upon such transfer, the rights and obligations of the Lender hereunder so transferred shall be assigned automatically to the transferee thereof, such transferee shall thereupon be deemed to be a party to this Agreement as though an original signatory hereto, and Lender (as transferor), shall be released of all liability or obligation in connection with this Agreement arising after such assignment. Lender shall provide Borrower with written notice of any such transfer and the name and address of such transferee promptly upon such assignment.

21. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

22. THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Line of Credit Agreement as of the day and year first above written.

ENER1, INC.			ENER1 GROUP, INC.
By:	Gerard Herlihy	By:	Name:
	Chief Financial Officer		Title:
BZINFIN S.A.
By:	Name:
Title: